LIMELIGHT NETWORKS, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is made effective as of January 1, 2015 (the “Effective Date”), by and between Limelight Networks, Inc. (the “Company”) and George Vonderhaar (the “Executive”).
RECITALS
A.The Company and Executive entered into that certain Employment Agreement dated as of January 22, 2013 (the “Agreement”); and
B.The Company and Executive desire to amend the Agreement to modify certain existing aspects of Executive’s employment with the Company. Defined terms used in this Amendment identified with an initial capital letter have the meaning given such terms in the Agreement.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT
1.Compensation. The following will be added as new Section 3(d)(iv) of the Agreement:
(iv)        In the event that the Company consummates a Change of Control transaction (as defined below), 50% of Executive’s then outstanding unvested Equity Awards will vest immediately with such vesting being applied in reverse order such that the Equity Awards with the latest vesting date first become non-forfeitable under this provision provided that there remain at least six (6) months of vesting term remain after application of the reverse order vesting. In the event Executive’s employment is terminated in connection with a Change of Control, the balance of Executive’s then outstanding Equity Awards may vest as provided in Section 7(b) below.
2.Employee Benefits. Section 4(b) of the Agreement is modified to read in its entirety as follows:
(a)Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other vice president level officers as such policy exists from time to time, provided that, if the Company (or any successor in interest) adopts a paid vacation policy that accrues a specified amount of time for vice president level officers, then Executive will accrue no less than five (5) weeks annually.

3.    Termination of Employment. The second sentence of Section 6 will be modified as follows:
In the event Executive’s employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is one (1) year following the later of such termination of employment or the date upon which Executive ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant.
4.    Severance. Section 7(a) and 7(b) of the Agreement is modified to read in its entirety as follows:
(a)    Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the payment in an amount equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amounts to be paid in accordance with the Company’s normal payroll policies over the course of twelve (12) months, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
(b)    Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary for the year in which the termination occurs (subject to applicable tax withholdings), for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the payment in an amount equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amounts to be paid in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (iii) 100% of Executive’s then outstanding unvested Equity Awards will vest, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
5.    Severance. Section 7(e) of the Agreement is deleted in its entirety.

6.    Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

GEORGE VONDERHAAR	LIMELIGHT NETWORKS, INC.
/s/ George Vonderhaar                /s/ Robert A. Lento
Signature    Signature
George Vonderhaar        Robert A. Lento
Executive    Chief Executive Officer

6/19/15                        6/18/15
Date                            Date

3